The J.M. Smucker Company Announces Executive Appointments

ORRVILLE, Ohio, Feb. 9, 2015 /PRNewswire/ -- The J.M. Smucker Company (NYSE: SJM) (the "Company") today announced a series of key executive promotions designed to position the Company for continued growth and success following the recently announced planned acquisition of Big Heart Pet Brands, which is expected to be completed by the end of the Company's fiscal year, April 2015.

Today, the Company announced that its Board of Directors, including Timothy P. Smucker, Chairman of the Board, and Richard K. Smucker, Chief Executive Officer, have approved the following changes, effective April 1, 2015:

  Vincent C. Byrd will assume the role of Vice Chairman. Mr. Byrd currently serves as President and Chief Operating Officer. In this newly created position, Mr. Byrd, along with David West, will lead the integration and synergy efforts of the Big Heart Pet Brands transaction. Mr. Byrd has been with the Company for 38 years.
  Mark T. Smucker will assume the role of President, Consumer and Natural Foods. Mr. Smucker has 17 years of experience with the Company, most recently serving as President, U.S. Retail Coffee.
  Steven Oakland will assume the role of President, Coffee and Foodservice. Mr. Oakland most recently held the position of President, International, Foodservice, and Natural Foods. Mr. Oakland has been with the Company for 32 years.
  Barry C. Dunaway will assume the role of President, International and Chief Administrative Officer. Mr. Dunaway has 28 years of experience with the Company, most recently serving as Senior Vice President and Chief Administrative Officer.

In addition, following the anticipated closing of the Big Heart Pet Brands transaction, David West will assume the role of President, Big Heart Pet Food and Snacks. Mr. West is currently the Chief Executive Officer of Big Heart Pet Brands and has more than 25 years of food industry experience.

These five individuals, along with Mark R. Belgya, Senior Vice President and Chief Financial Officer, will report to Richard Smucker.

In addition to their management roles, Tim Smucker, Richard Smucker, Mark Smucker, and Vince Byrd will continue to serve on the Company's Board of Directors. David West will be nominated to the Board of Directors in conjunction with the closing of the Big Heart Pet Brands transaction.

"The executive promotions announced today, along with the talented teams that support them, continue to provide family leadership and broad management continuity, while also adding new talent to our leadership team," said Richard Smucker, Chief Executive Officer. "This leadership team has a proven track record of growing brands and businesses and continues our history of strong succession to ensure our Company's long-term growth."

About The J.M. Smucker Company

For more than 115 years, The J.M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Millstone®, Cafe Bustelo®, Cafe Pilon®, truRoots®, White Lily®, Martha White®, and Sahale Snacks® in the United States, along with Robin Hood®, Five Roses®, Carnation®, and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J.M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J.M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.

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CONTACT: The J. M. Smucker Company, (330) 682-3000, Media: Maribeth Burns, Vice President, Corporate Communications